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                                                                   EXHIBIT 10.29

February 27, 2003

Mr. Dennis McGrath
Chief Financial Officer
Surgical Laser Technologies, Inc.
147 Keystone Drive
Montgomeryville, PA 18936

Re: Covenant waivers to Loan Agreement between Surgical Laser Technologies, Inc. and AmSouth Bank dated May 31, 2000

Dear Dennis:

AmSouth Bank hereby consents to the following Loan Agreement waivers:

1) Waive violation of Section 7.01, which required maintaining a traditional cash flow coverage (as defined in that Loan Agreement dated May 31, 2000) of 1.25X. This waiver pertains to the fiscal year ended 12/27/02, and any stub period ending 12/31/02.

2) Waive violation of Section 7.02, which required maintaining an interest coverage (as defined in that Loan Agreement dated May 31, 2000) of 2.25X. This waiver pertains to the fiscal year ended 12/27/02, and any stub period ending 12/31/02.

3) Waive violation of Section 7.03, which required maintaining a Debt/Tangible Net Worth of not more than .60 to 1. This waiver pertains to the fiscal year ended 12/27/02, and any stub period ending 12/31/02.

These aforementioned waivers shall be retroactively effective on 12/27/02. They shall become effective in conjunction with various agreed amendments to the Revolving Loan Agreement. Should you need additional documentation, please feel free to contact me at (205) 391-5685.

Sincerely,                              Received and acknowledged this 27th
                                        day of February, 2003

/s/ Rhett D. Jordan
Rhett D. Jordan                         Surgical Laser Technologies, Inc.
Vice President                          By /s/  Dennis McGrath
                                        Its: Chief Financial Officer